Exhibit 5.1
[COOLEY GODWARD LLP LETTERHEAD]
August 11, 2005
Solexa, Inc.
25861 Industrial Boulevard
Hayward, CA 94545
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Solexa, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,800,000 shares (the “New Shares”) of the Company’s Common Stock, $.01 par value per share (“Common Stock”), pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), and (ii) 1,350,504 shares of Common Stock (the “Additional Shares” and together with the New Shares, the “Shares”), which were previously registered in connection with the Company’s 1992 Stock Option Plan (the “Prior Plan”), and which may be offered or sold under the 2005 Plan, which is the successor plan to the Prior Plan.
In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2005 Plan and the Registration Statement and the related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
COOLEY GODWARD LLP
By: /s/ James C. Kitch
      James C. Kitch